EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Timberline Announces Terms of Reverse Stock Split

Coeur d’Alene, Idaho – October 24, 2014 – Timberline Resources Corporation (NYSE MKT: TLR; TSX-V: TBR) (“Timberline” or the “Company”) today announced the terms of the reverse stock split that was approved by the Company’s stockholders at its Annual and Special Meeting of the Stockholders held on August 5, 2014 (“Annual Meeting”).  The Company’s Board of Directors has set the ratio for the reverse stock split at one (1) for twelve (12) to be effective at the close of business on Friday, October 31, 2014 and in effect for trading on a reverse split-adjusted basis on the NYSE MKT and the TSX-V on Monday, November 3, 2014.

“The reverse split is important to maintain our listing on the NYSE MKT exchange, which we believe provides value and liquidity to our stockholders,” said Paul Dircksen, Timberline’s President and CEO.  “Our stockholders demonstrated strong support for the reverse split with their overwhelming approval of the proposal at the Annual Meeting.”

At the effective time of the amendment to Timberline’s Certificate of Incorporation effecting the reverse stock split, every twelve (12) shares of Timberline's issued and outstanding common stock will be consolidated into one (1) newly issued and outstanding share of common stock, without any change in the par value per share.  Timberline’s shares of common stock will continue to trade on the NYSE MKT under the symbol TLR and on the TSX-V under the symbol TBR with a new CUSIP number of 887133205.

The reverse stock split will reduce the number of shares of Timberline’s outstanding common stock from approximately 119 million to approximately 9.9 million. Proportional adjustments will be made to the Company's outstanding stock options, outstanding warrants, and equity incentive plan. The number of authorized shares of the Company's common stock will remain unchanged.

Once the reverse stock split becomes effective, stockholders holding shares through a brokerage account will have their shares automatically adjusted to reflect the 1:12 reverse stock split. Existing stockholders holding common stock certificates will receive a transmittal letter from the company's transfer agent, Corporate Stock Transfer, with specific instructions regarding the exchange of certificates. No fractional shares will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of pre-reverse stock split Timberline shares not evenly divisible by twelve, will have the number of post-reverse split Timberline shares to which they are entitled rounded up to the next whole number of Timberline shares. No stockholders will receive cash in lieu of fractional shares.

About Timberline Resources

Timberline Resources Corporation is exploring and developing advanced-stage gold properties in the western United States. Timberline holds a 50-percent carried interest ownership stake in the Butte Highlands Joint Venture in Montana. Timberline's exploration is primarily focused on the major gold districts of Nevada, where it is advancing its flagship Lookout Mountain Project toward a production decision while exploring a pipeline of quality earlier-stage projects at its South Eureka Property and elsewhere. Timberline management has a proven track record of discovering economic mineral deposits that are developed into profitable mines.

Timberline is listed on the NYSE MKT where it trades under the symbol "TLR" and on the TSX Venture Exchange where it trades under the symbol "TBR".

Forward-looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the Company’s ability to remain listed on the NYSE MKT or the TSX-V, timing of the effectiveness of the reverse stock split, expected permits and timing of permits and records of decision by the MDEQ and/or USFS at Butte Highlands, progress and timing of evaluations, including the Final EIS and the Final EA , being done by MDEQ and/or USFS, schedule and completion of the Final EIS, timing, schedule and completion of the Record of Decision, issuance of the Final Hard Rock Operating Permit, timing and remittance of the required bond at Butte Highlands, timing of the completion of the Final EA by the USFS, sufficiency of the proposed mitigation measures, the estimated timing for flow augmentation, the level of post-mining groundwater elevations and enhanced spring development to support stream flows, the revised schedule for completion of the Final EIS, commencement and timing of production at Butte Highlands, use of the Highland Road for material haulage, timing and information regarding a revised schedule from MDEQ and/or USFS, and the continuation of development and funding by the Company’s JV partner at Butte Highlands. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," “target”, "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, whether or not the Company completes the acquisition of Wolfpack US, risks related to obtaining shareholder and regulatory approvals, market risks, risks and uncertainties related to mineral estimates, risks related to the inherently dangerous activity of mining, and other such factors, including risk factors discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2012.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:

Paul Dircksen, CEO
Phone: 208.664.4859

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